                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A


Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
1934

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|
Check the appropriate box:

|X|   Preliminary Proxy Statement

|_| Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e) (2))

|_|   Definitive Proxy Statement

|_|   Definitive Additional Materials

|_|   Soliciting Material Pursuant to ss.  240.14a-11(c) or ss.  240.14a-12


                            U.S. HOMECARE CORPORATION
                (Name of Registrant as Specified In Its Charter)

                                       N/A


(Name of Person(s) Filing Proxy Statement if other than the Registrant) Payment of Filing Fee (Check the appropriate box):

|X|   No fee required

| |   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1)   Title of each class of securities to which transaction applies:
            Common Stock, par value $.01 per share

      (2)   Aggregate number of securities to which transaction applies: [ ]

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
            $[  ]

      (4)   Proposed maximum aggregate value of transaction:  $[  ]

      (5)   Total fee paid:  $[  ]

|_|   Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)    Amount Previously Paid:  [  ]

      2)    Form, Schedule or Registration Statement No.:  [  ]

      3)    Filing Party:  [  ]

      4)    Date Filed:  [  ]

                                 PROXY STATEMENT


                      _____________________________,1999


                                TABLE OF CONTENTS


      Voting Securities                                                        1

      Election of Directors                                                    1

      Executive Officers                                                       4

      Executive Compensation and Other Information                             5

      Compensation Committee Report                                            7

      Stock Performance Graph                                                  9

      Security Ownership of Certain Beneficial Owners and Management          10

      Amendments to Certificate of Incorporation for Reverse Stock Split      11

      Price Range of Common Stock and Dividend Policy                         21

      Shareholder Proposals                                                   21

      Other Matters                                                           22

                            U.S. HOMECARE CORPORATION


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


                                  TO BE HELD ON

                                  JUNE 21, 1999


      The Annual Meeting of Shareholders of U.S. HomeCare Corporation (the "Company") will be held at the office of Brobeck, Phleger & Harrison LLP, 1633 Broadway, 47th Floor, New York, New York 10019 on June 21, 1999, at 10:00 A.M. (local time) for the following purposes:

            (1) To elect four directors for the ensuing year;

            (2) To approve and adopt a Certificate of Amendment to the Company's Certificate of Incorporation ("Certificate of Amendment") providing for (a) a one-for 1,500 reverse stock split of the Company's Common Stock into Common Stock, and (b) a cash payment of $0.014 per share (the "Cash Consideration") for the currently outstanding Common Stock in lieu of the issuance of any resulting fractional shares of Common Stock to any stockholders who, after the reverse stock split, own a fractional share of Common Stock (items (a) and (b) will be considered one proposal and referred to herein as the "Reverse Stock Split");

            (3) To transact such other business as may properly come before the Annual Meeting.

      The text of the proposed Certificate of Amendment is set forth in Exhibit A to the accompanying Proxy Statement. If the proposed Reverse Stock Split is approved, the stockholders of the Company who own less than one (1) share of Common Stock after giving effect to the split will cease to be stockholders of the Company or to have any equity interest in the Company. Such stockholders will receive the Cash Consideration for each fractional share of Common Stock of which they are the owners.

      Your Board of Directors believes that the proposed Reverse Stock Split is in the best interests of the Company and its stockholders. In arriving at its decision to recommend the proposed Reverse Stock Split, the Board carefully reviewed and considered the terms and conditions of the proposed Reverse Stock Split and the factors described in the enclosed Proxy Statement.

      Approval of the Certificate of Amendment requires the affirmative vote of the holders of a majority of the aggregate voting power of the Company's issued and outstanding shares of Common Stock and $35.00 6% Convertible Preferred Stock, par value $1.00 per share, represented and voting at the Annual Meeting. UPON CONSUMMATION OF THE PROPOSED REVERSE STOCK SPLIT, THE COMPANY WILL TERMINATE THE REGISTRATION OF THE COMPANY'S COMMON STOCK UNDER THE SECURITIES EXCHANGE ACT OF 1934 AND WILL CEASE TO FILE REPORTS WITH THE SECURITIES AND EXCHANGE COMMISSION.

      THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

      Only shareholders of record at the close of business on May 19, 1999 will be entitled to notice of, and to vote at, the Annual Meeting. A list of shareholders eligible to vote at the Annual Meeting will be available for inspection at the Annual Meeting and during business hours, from __________ ___, 1999 to the date of the Annual Meeting, at the Company's corporate headquarters at the address below.

      Whether or not you expect to attend the Annual Meeting, your vote is important. To assure your representation at the meeting, please sign and date the enclosed proxy card and return it promptly in the enclosed envelope, which requires no additional postage if mailed in the United States or Canada.

                                          By Order of the Board of Directors


                                          Sophia V. Bilinsky
                                          President and Chief Executive
                                          Officer

Two Hartford Square West
Hartford, Connecticut 06106
May 21, 1999

                  IT IS IMPORTANT THAT THE ENCLOSED PROXY CARD
                       BE COMPLETED AND RETURNED PROMPTLY.

                            U.S. HOMECARE CORPORATION


                                 PROXY STATEMENT


                              __________ ___, 1999

      This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of U.S. HomeCare Corporation (the "Company") for use at its Annual Meeting of Shareholders to be held on June 21, 1999 (the "Annual Meeting").

      Shares can be voted at the meeting if the owner is present in person or by proxy. All properly executed and unrevoked proxies in the accompanying form that are received in time for the meeting will be voted at the meeting or any adjournment thereof in accordance with the instructions thereon, or if no instructions are given, will be voted "FOR" the election of the named nominees and the adoption and approval of the Certificate of Amendment including the Reverse Stock Split and will be voted in accordance with the best judgment of the persons appointed as proxies with respect to other matters which properly come before the Annual Meeting. Any person giving a proxy may revoke it by written notice to the Company at any time prior to exercise of the proxy. In addition, although mere attendance at the meeting will not revoke the proxy, a shareholder who attends the meeting may withdraw his or her proxy and vote in person. Abstentions and broker non-votes will have no effect on the outcome of the vote on any of the matters to be considered at the Annual Meeting.

      The mailing address of the principal executive offices of the Company is Two Hartford Square West, Suite 300, Hartford, Connecticut 06106. This Proxy Statement and the accompanying form of proxy are being mailed to the shareholders of the Company on or about June 1, 1999.

                                VOTING SECURITIES

      The Company has two classes of voting securities: its Common Stock, par value $.01 per share (the "Common Stock"), and its $35.00 6% Convertible Preferred Stock, par value $1.00 per share (the "$35.00 Preferred Stock"), which has voting rights on an as-converted basis with the Common Stock. On April 15, 1999, 39,443,639 shares of Common Stock and 328,569 shares of $35.00 Preferred Stock, convertible into 7,152,947 shares of Common Stock, were outstanding. See "Security Ownership of Certain Beneficial Owners and Management." At the Annual Meeting, each shareholder of record at the close of business on May 19, 1999 will be entitled to one vote for each share of Common Stock and 21.77 votes for each share of $35.00 Preferred Stock owned by that shareholder on that date as to each matter presented at the Annual Meeting.


                              ELECTION OF DIRECTORS


      Unless otherwise directed, the persons appointed in the accompanying form of proxy intend to vote at the Annual Meeting for the election of the four nominees named below as directors of the Company to serve until the next Annual Meeting or until their successors are duly elected and have qualified. If any nominee is unable to be a candidate when the election takes place, the shares represented by valid proxies will be voted in favor of the remaining nominees. The Board of Directors (the "Board") does not currently anticipate that any nominee will be unable to be a candidate for election.

      The Board currently has four members, all of whom are nominees for re-election. All directors hold office for one year until the next Annual Meeting of Shareholders or until their successors have been duly elected and qualified.


SHAREHOLDER APPROVAL

      The affirmative vote of a plurality of the aggregate voting power of the Company's outstanding Common Stock and $35.00 Preferred Stock represented and voting at the Annual Meeting is required to elect each of the directors.


RECOMMENDATION OF THE BOARD

      The Board recommends that the shareholders vote "FOR" the nominees named below.


INFORMATION REGARDING NOMINEES FOR ELECTION AS DIRECTORS

      The following information with respect to the principal occupation or employment, other affiliations and business experience of each nominee during the last five years has been furnished to the Company by such nominee. Except as indicated, each of the nominees has had the same principal occupation for the last five years.

      SOPHIA V. BILINSKY, 33, joined the Company in June 1998 as President and Chief Executive Officer. Prior to joining the Company, Ms. Bilinsky was Vice President of US Servis Inc., a business management services organization for hospitals and physician groups, and general manager of their physician division from April 1995 to June 1998 prior to which she served as President and Chief Operating Officer of HealthNet Corp. From 1986 to 1991, Ms. Bilinsky held financial positions with Whitehead/Sterling, a private equity investment firm, General Electric Corporation, and Citibank, N.A.

      JOHN R. GUNN, 55, has been a director of the Company since September 1994. Since 1987, Mr. Gunn has served as the Executive Vice President and Chief Operating Officer of Memorial Sloan-Kettering Cancer Center, where he has served in various executive capacities since 1982. Previously, he was the Vice President of Finance at Michael Reese Medical Center. Mr. Gunn serves as a board member of several companies and associations, including Health Plan Services, Inc., the Greater New York Hospital Association, Empire Blue Cross & Blue Shield, Hospital Association of New York and Memorial Sloan-Kettering Cancer Center.

      JAY C. HUFFARD, 57, has been a director of the Company since 1988, Chairman of the Board of Directors since July 1991, interim President and Chief Executive Officer from October 1996 to July 1997, at which time he was named President and Chief Executive Officer. Since 1988, Mr. Huffard has been Managing Director of Huffard & Co., a direct investment and development banking firm. From 1987 to 1988, he was Chief of Staff to the Chairman of The Equitable. From 1968 to 1988, Mr. Huffard served in various executive capacities at Donaldson, Lufkin & Jenrette Securities Corporation, including Executive Vice President and Managing Director, and Chairman or Chief Executive of certain direct or indirect subsidiaries thereof. Since 1993, Mr. Huffard has been a Managing Director and principal of Prima Management Corp., the general partner of an investment partnership.

      SHAWKAT RASLAN, 47, has been a director of the Company since December 1991. Since 1983, Mr. Raslan has been President and Chief Executive Officer of International Resources Holdings, Inc., an asset management and investment advisory service for international clients. He serves as a director of several companies, including Apogee Inc., a mental health rehabilitation company, Foster Management, a health care investment fund, and Tiedeman Goodnow International, an equity fund. Since 1993, Mr. Raslan has been a Managing Director and principal of Prima Management Corp., the general partner of an investment partnership.


COMMITTEES OF THE BOARD

      The Board currently has standing Audit, Compensation, Executive and Nominating Committees, of which the independent directors are members. The President and Chief Executive Officer is an ex-officio member of the Committees. The membership and principal responsibilities of the Board Committees are described below:

Audit Committee
Members:    John R. Gunn, Chairman
            Jay C. Huffard
            Shawkat Raslan

      The Audit Committee's functions include recommending to the Board the selection of the Company's independent public accountants and reviewing with such accountants the plan and results of their audit and the adequacy of the Company's systems of internal accounting controls and management information systems. In addition, the Audit Committee reviews the independence of the accountants and their fees for services rendered to the Company.

Compensation Committee
Members:    Shawkat Raslan, Chairman
            John R. Gunn
            Jay C. Huffard

      The Compensation Committee advises the President and Chief Executive Officer and the Board on matters of the Company's compensation philosophy and the compensation of executive officers. The Committee's functions also include reviewing and setting the compensation of the Chairman, President and Chief Executive Officer, and the directors. The Committee administers all plans relating to the compensation of officers including the Company's stock option plans.


ATTENDANCE AT BOARD AND COMMITTEE MEETINGS

      During 1998, the Board held eight regular meetings and three special meetings. The Audit Committee met three times and the Compensation Committee met one time. During such fiscal year, each incumbent director attended at least 75% of the aggregate of (i) the meetings of the Board and (ii) the meetings of the Committees of the Board on which they served.


COMPLIANCE WITH REPORTING REQUIREMENTS

      Under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Company's directors, executive (and certain other) officers, and any persons holding more than ten percent of the Company's Common Stock are required to report their ownership of the Company's Common Stock and any changes in their ownership to the Securities and Exchange Commission and the Nasdaq Market Surveillance Department. Specific due dates for these reports have been established and the Company is required to report in this Proxy Statement any failure to file by these dates during 1998. Based solely on its review of such forms received by it from such persons for their 1998 transactions, the Company believes that all filing requirements applicable to such officers, directors and greater than ten percent beneficial owners were complied with.


COMPENSATION OF DIRECTORS

      Cash Compensation. Each director who is not an employee of the Company receives an annual retainer paid In Common Stock of $10,000 as compensation for services as a director. Mr. Huffard receives an additional annual cash fee of $40,000 for his services as Chairman of the Board. Each director who is not an employee of the Company also receives a fee of $1,000 paid in common shares for attending each regular or special meeting of the Board or its committees. The non-employee directors are also reimbursed for expenses incurred in connection with performing their respective duties as directors of the Company. Directors who are employees receive no additional compensation for their services as directors of the Company. Since January 1, 1998, the non-employee members of the Board have received three quarters of their annual retainer fees through the issuance of shares of Common Stock equal in value to such fees. The directors have waived the annual retainer and meeting attendance fees for 1999.

      1995 Stock Option/Stock Issuance Plan. Pursuant to the Automatic Option Grant Program under the Company's 1995 Stock Option/Stock Issuance Plan (the "1995 Plan"), each individual who becomes a non-employee Board member is automatically granted at that time an option grant for 25,000 shares of Common Stock. Each option has an exercise price per share equal to 100% of the fair market value per share of Common Stock on the option grant date and a term of ten years. The options are immediately exercisable, but two-thirds of the underlying shares are subject to the Company's right to repurchase the shares should the non-employee Board member cease to serve as a Board member prior to vesting in those shares. The Company's right of repurchase terminates: (i) as to one-third of the shares, on each of the first and second anniversaries of the grant date (with all shares fully vested at that time) and (ii) immediately upon an acquisition of the Company by merger or by stock or asset sale or a hostile change of control.


OTHER INFORMATION

      In accordance with the Company's By-Laws, no person may be nominated as a director by a shareholder at any Annual Meeting of Shareholders unless written notice of such proposed nomination, containing certain information required under the By-Laws, is delivered to the Secretary not less than 50 days nor more than 75 days prior to the anniversary of the preceding year's Annual Meeting, subject to certain exceptions set forth in the By-Laws.


                               EXECUTIVE OFFICERS


      The sole executive officer of the Company is as follows:


NAME                        AGE          POSITION WITH THE COMPANY
----                        ---          -------------------------
Sophia V. Bilinsky......     33      President and Chief Executive Officer

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION


                           SUMMARY COMPENSATION TABLE

      The following table sets forth the annual and long-term compensation paid by the Company during 1996, 1997 and 1998 to all individuals serving as the Company's chief executive officer or acting in a similar capacity during 1998 and the other highest paid executive offices of the Company whose compensation was in excess of $100,000 as of the end of the last fiscal year (collectively, the "Named Executive Officers"):

                                                           ANNUAL COMPENSATION            LONG-TERM COMPENSATION
                                                         -------------------------    ------------------------------
                                                                                        SECURITIES
                                                                      OTHER ANNUAL      UNDERLYING       ALL OTHER
   NAME AND PRINCIPAL POSITION           YEAR            SALARY       COMPENSATION    OPTIONS GRANTED   COMPENSATION
   ---------------------------           ----            ------       ------------    ---------------   ------------
Jay C. Huffard.................          1998             95,000(2)          0                0                0
   Interim President, Chief              1997            122,500(3)          0          100,000(4)             0
   Executive Officer, Chairman           1996                                0                                 0
   and Director
Sophia V. Bilinsky.............          1998            107,692(6)          0          500,000(4)        53,846(7)
   President, Chief Executive            1997                N/A           N/A              N/A              N/A
   Officer                               1996                N/A           N/A              N/A              N/A
Clifford G. Johnson............          1998            125,000             0                0           20,000
   Vice President, Finance and           1997             89,682(5)          0           50,000(4)             0
   Administration and Chief              1996                N/A           N/A              N/A              N/A
   Financial Officer


(1) Mr. Huffard was appointed Interim President and Chief Executive Officer of the Company in October 1996. The figure of $108,000 includes Mr. Huffard's actual earnings for the period from October 1, 1996 to December 31, 1996 of $15,000. For the period of January to December 1996, he received $40,000 in compensation for his role as chairman of the Company and $28,000 in compensation for his role as a director of the Company. Mr. Huffard received an additional $25,000 for additional services rendered to the Company. Of the $108,000 paid to Mr. Huffard in 1996, $55,000 was paid in cash and $53,000 in Common Stock of the Company.

(2) The figure of $95,000 includes $40,000 in cash compensation for his role as Chairman of the Company, $45,000 in cash compensation for his role as CEO and President during 1998, and $10,000 in Common Stock of the Company in compensation for his role as director of the Company.

(3) Mr. Huffard's $122,500 consists of $60,000 paid in cash compensation for services as President, $40,000 in cash for service as Chairman, and $22,500 as fees in Common Stock for attending various Board meetings.

(4)   Granted pursuant to the 1995 Stock Option/Stock Issuance Plan.

(5) Mr. Johnson received $89,682 during 1997, based on a salary of $125,000 per annum. Mr. Johnson's employment with the Company terminated on March 8, 1999.

(6)   Ms. Bilinsky received $107,692 during 1998, based on a salary of $200,000.

(7) Ms. Bilinsky is guaranteed a bonus of $100,000 per annum and received $53,846 during 1998.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

      The following table shows, with respect to the Named Executive Officers, certain information concerning the grant of stock options in 1998. No stock appreciation rights ("SARs") were granted to any Named Executive Officers during 1998.

                                                                                               POTENTIAL REALIZABLE
                                                                                                       VALUE
                                                                                                 AT ASSUMED ANNUAL
                                                                                                  RATES OF STOCK
                                                                                                PRICE APPRECIATION
                                                   INDIVIDUAL GRANTS                            FOR OPTION TERM (1)
                                                   -----------------                            -------------------
                                      NUMBER OF      PERCENT OF
                                     SECURITIES     TOTAL OPTIONS    INITIAL
                                     UNDERLYING      GRANTED TO      EXERCISE
                                       OPTIONS      EMPLOYEES IN      PRICE      EXPIRATION
NAME                                   GRANTED     FISCAL YEAR(2)   ($/SHARE)       DATE           5%         10%
----                                   -------     --------------   ---------       ----           --         ---
Sophia V. Bilinsky..............     500,000(2)          89%          $0.50        6/15/05     $101,775    $237,179

(1) This column reflects the potential realizable value of each grant assuming that the market value of the Company's stock appreciates at five percent and ten percent annually from the date of grant over the term of the option. There is no assurance provided to any executive officer or any other holder of the Company's securities that the actual stock price appreciation over the option term will be at the assumed five percent and ten percent levels or at any other defined level. Unless the market price of the Common Stock does in fact appreciate over the option term, no value will be realized from the option grants made

(2) Ms. Bilinsky was granted an option on May 15, 1998 to purchase 500,000 shares of the Company's Common Stock at $0.50 per share, which was the market value at the time of grant.


     AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END
                                  OPTION VALUES

      The following table sets forth certain information with respect to the Named Executive Officers regarding stock options during the year ended December 31, 1998. No stock options or SARs were exercised by such persons in 1998.

                                                   NUMBER OF
                                             SECURITIES UNDERLYING                      VALUE OF
                                                  UNEXERCISED                          UNEXERCISED
                                                   OPTIONS AT                    IN-THE-MONEY OPTIONS AT
                                                FISCAL YEAR END                    FISCAL YEAR END(1)
NAME                                     EXERCISABLE     UNEXERCISABLE       EXERCISABLE       UNEXERCISABLE
----                                     -----------     -------------       -----------       -------------
Jay C. Huffard .....................         192,000          33,000               0                 0
Sophia V. Bilinsky..................         166,665         333,335               0                 0
Clifford G. Johnson.................          33,334          16,666               0                 0


(1) Based on a closing price on the OTC market of $0.0156 per share of Common Stock on December 31, 1998, there were no unexercised in-the-money options.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      During 1998, Messrs. Ford and two former directors, Mr. Wallace McDowell and Ms. Robfogel served as members of the Compensation Committee. There were no Compensation Committee interlocks between the Company and any other entity during 1998. Ms. Robfogel is a partner in the law firm of Nixon, Hargrave, Devans & Doyle, which U.S. HomeCare has retained from time to time.



EMPLOYMENT ARRANGEMENTS

      Mr. Huffard's annual compensation as Chairman of the Board is $40,000 and $60,000 per annum for his duties as President and Chief Executive Officer during 1998 paid through September of 1998.

      Sophia V. Bilinsky's annual salary as President, Chief Executive Officer of the Company was $200,000 with a guaranteed bonus of $100,000. Stock options to purchase an aggregate of 500,000 shares of Common Stock were granted to Ms. Bilinsky on May 15, 1998. The commencement of her employment with the Company was May 15, 1998. These options are exercisable at $0.50, the fair market value of the Company's Common Stock on the grant date. Of the 500,000 option shares, 166,668 were vested on June 15, 1998, with the remaining vesting on the second and third anniversary dates of the original vesting (subject to acceleration of vesting upon an acquisition of the Company by a merger or by a stock or asset sale). In the event Ms. Bilinsky's employment is terminated, she is entitled to her base salary, on a monthly basis for one year.

      Clifford C. Johnson's annual salary as Vice President, Finance and Administration & Chief Financial Officer of the Company was $125,000 with a target bonus opportunity of $30,000. Stock options to purchase an aggregate of 50,000 shares of Common Stock were granted to Mr. Johnson on May 12, 1997. The commencement date of his employment with the Company was April 8, 1997. These options are exercisable at $1.00, the fair market value of the Company's Common Stock on the grant date. Of the 50,00 option shares, one third were vested on issuance, with the remaining vesting on May 12, 1998 and 1999 (subject to acceleration of vesting upon an acquisition of the Company by a merger or by a stock or asset sale). In the event that Mr. Johnson's employment is terminated without cause, he is entitled to his base salary, on a monthly basis, for six months. Mr. Johnson's employment agreement was terminated on March 8 1999.

                          COMPENSATION COMMITTEE REPORT


      The Compensation Committee of the Board of the Company is responsible for establishing and administering the Company's executive compensation programs. The Compensation Committee is comprised entirely of non-employee directors. The Compensation Committee has reviewed and is in accord with the compensation paid to executive officers in fiscal 1998.

      GENERAL COMPENSATION POLICY

      The fundamental policy of the Compensation Committee is to provide the Company's executive officers with competitive compensation opportunities based upon their contribution to the development and financial success of the Company and their performance. The Compensation Committee reviews the compensation structures of companies in the Company's industry peer group and establishes a compensation structure designed to attract highly qualified individuals while also recognizing the Company's financial condition. This compensation structure involves three principal components:

            - A base salary established at the minimum level necessary to attract new management and to retain qualified individuals.

            - A significant bonus opportunity based both on overall Company performance and individually-established goals.

            - Significant equity incentives in the form of stock options with a portion of such options vesting up front (to replace cash compensation and to align the interests of management with the shareholders).

      With this compensation structure, the Company has been able to attract executives who recognize that their success is tied to the Company's future business performance and to their success in increasing shareholder value. For 1999 and future years, incentive compensation plans will be heavily weighted to reward superior operating performance, growth, and profitability compared to the Company's industry peer group.

      CHIEF EXECUTIVE OFFICER COMPENSATION

      Ms. Bilinsky's compensation package was negotiated with the Compensation Committee to generally reflect the principles described above. The Compensation Committee believes that Ms. Bilinsky's compensation, including her salary, bonus, severance, stock options and transaction bonus fall well within the Company's established compensation philosophy. See "Employment Arrangements."

      COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

      Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to publicly held companies for compensation exceeding $1 million paid to certain of the corporation's executive officers. The limitation applies only to compensation which is not considered to be performance-based. The non-performance based compensation to be paid to the Company's executive officers for the 1998 fiscal year did not exceed the $1 million limit per officer, nor is it expected that the non-performance based compensation to be paid to the Company's executive officers for fiscal 1999 will exceed that limit. The 1995 Plan is structured so that any compensation deemed paid to an executive officer in connection with the exercise of option grants made under that plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation which will not be subject to the $1 million limitation. Because it is very unlikely that the cash compensation payable to any of the Company's executive officers in the foreseeable future will approach the $1 million limit, the Compensation Committee has decided at this time not to take any other action to limit or restructure the elements of cash compensation payable to the Company's executive officers. The Compensation Committee will reconsider this decision should the individual compensation of any executive officer ever approach the $1 million level.

                  Compensation Committee of the Board of Directors
                  Members:    Shawkat Raslan, Chairman
                              John R. Gunn
                              Jay C. Huffard

                             STOCK PERFORMANCE GRAPH


      Set forth below is a graph comparing the annual percentage change in the Company's cumulative total shareholder return on its Common Stock during the five years ended December 31, 1998 (as measured by dividing (i) the sum of (A) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (B) the excess of the Company's share price at the end over the price at the beginning of the measurement period, by (ii) the share price at the beginning of the measurement period), with the cumulative total shareholder return so calculated of the Russell 2000, and a group of peer issuers in a line of business similar to the Company during the same period (the "Peer Group"). The Peer Group consists of the following companies: New York Health Care, National Home Health, Staff Builders, Inc. and American HomePatient, Inc.. Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Exchange Act, which might incorporate future filings made by the Company under those statutes, the preceding Compensation Committee Report on Executive Compensation and the Company's Stock Performance Graph will not be incorporated by reference into any of those prior filings, nor will such report or graph be incorporated by reference into any future filings made by the Company under those statutes.


                                 [LINE GRAPHIC]

               SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
                                   MANAGEMENT

      The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of April 15, 1999, by (i) each director and nominee for director, (ii) each of the Named Executive Officers,
(iii) each person known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock, and (iv) all executive officers and directors as a group.

                                                               NUMBER OF SHARES OF
                                                                   COMMON STOCK         PERCENTAGE OF SHARES
NAME OF BENEFICIAL OWNER(1)                                   BENEFICIALLY OWNED(2)        OUTSTANDING(2)
---------------------------                                   ---------------------        --------------
Jay C. Huffard............................................         731,046(4)(5)                1.8%
Sophia V. Bilinsky........................................         166,665(3)                      **
Shawkat Raslan............................................         294,942(5)                      **
   c/o International Resources Holdings, Inc.
   770 Lexington Ave  New York, NY 10021
John R. Gunn..............................................          71,386(5)                      **
All directors and executive officers as a group ..........       1,264,039(6)                   3.2%
   (4 persons)

Connecticut Development Authority.........................       1,551,302                     11.4%
   999 West Street
   Rocky Hill, CT 06067
Prima Partners, L.P.......................................         807,262(6)                   8.3%
   115 East 69th Street
   New York, New York 10021


*  Less than one percent.

(1) Except as where noted otherwise, the address of all persons listed is c/o U.S. HomeCare Corporation, Two Hartford Square West, Suite 300, Hartford, Connecticut 06106.

(2) Gives effect to the shares of Common Stock issuable within 60 days after December 31, 1998 upon the conversion of the $35.00 Preferred Stock and the exercise of all options, warrants and other rights beneficially held by the indicated shareholder of that date.

(3) Includes shares issuable upon exercise of options granted under the 1995 Stock Option Issuance Plan.

(4) Includes 185,552 shares of Common Stock held by Huffard & Co. L.P., of which Jay C. Huffard, Chairman of the Board and a director of the Company, is managing director of the general partner thereof and stock options for 225,000 of Common Stock.

(5) Includes 25,000 shares of Common Stock issuable upon exercise of a stock option granted pursuant to the 1995 Plan's Automatic Grant Program for non-employee directors.

(6)   See Notes (2) through (5).

       AMENDMENTS TO CERTIFICATE OF INCORPORATION FOR REVERSE STOCK SPLIT



INTRODUCTION

      The Board of Directors of the Company has unanimously adopted a resolution approving a Certificate of Amendment to the Company's Restated Certificate of Incorporation ("Certificate of Amendment") providing for (a) a one-for-1,500 reverse stock split of the Company's Common Stock and (b) a cash payment of $0.014 per share (the "Cash Consideration") for the currently outstanding Common Stock in lieu of the issuance of any resulting fractional shares of Common Stock to any stockholders who, after the reverse stock split, own a fractional share of Common Stock. The proposals in items (a) and (b) are referred to together as the "Reverse Stock Split."


PURPOSE OF THE REVERSE STOCK SPLIT

      The principal purpose of the proposed Reverse Stock Split is to eliminate expenses associated with being a public company by becoming a privately-owned corporation in a manner that is fair both to the Company and its stockholders. The Company and its stockholders do not derive significant benefit from the Company's status as a public company due, among other reasons, to the lack of an effective trading market for its Common Stock and the decline in value of such shares of Common Stock. On the other hand, the conversion of the Company from a reporting company to a private, non-reporting company will result in the elimination of the substantial costs it incurs each year as a result of its public company obligations.

      The Company presently has approximately 490 shareholders of record. Of the record shareholders, approximately 241 own fewer than 1,500 shares. In the aggregate, the shares held by small holders comprise less than ______% of the outstanding voting securities.

      The Board believes that the disadvantages of being a public company outweigh any advantages. The Board has no present intention or ability (given the financial condition of the Company) to raise capital through sales of securities in a public offering or to acquire other business entities using liquid Common Stock as the consideration for such acquisitions. Accordingly, the Company is not likely to make use of any advantage that the Company's status as a reporting company may offer.

      The Company incurs substantial direct and indirect costs associated with compliance with the filing and reporting requirements imposed on public companies under the 1934 Act. The Company estimates that it incurs direct costs of approximately $250,000 annually. The Company also incurs substantial indirect costs as a result of, among other things, the executive time expended to prepare and review such filings. Since the Company has relatively few executive personnel, the effect of this indirect cost can be substantial. In light of the Company's size and inability to fund its cash requirements, the Board does not believe the costs of remaining a public company are justified.

      In addition, many of the Company's direct competitors are private. The Company believes it suffers a competitive disadvantage because it is required to disclose certain information that these other companies are not required to disclose.

      The Board has determined that the Reverse Stock Split is the most expeditious and economical way of changing the Company's status from that of a reporting company to that of a non-reporting company.

      If the Reverse Stock Split is effected, shareholders owning fewer than 1,500 shares of Common Stock will no longer have any equity interest in the Company and will not participate in any future earnings of the Company or any increases in the value of the Company's assets or operations. Further, the 248 record shareholders that will continue to have an equity interest in the Company after the Reverse Stock Split will own a security, the liquidity of which will be restricted. The Cash Consideration offered by the Company for fractional share interests was determined using the "Average Market Price" (the average of the daily closing prices of the Common Stock for the twenty consecutive trading days ending on April 23, 1999. The closing price for each day is the last reported sales price or, if no such sale took place on a given day, the average of the closing bid and ask prices of the Common Stock). The Board of Directors also considered the value attributed to the Common Stock and the $35.00 Preferred Stock in certain recent proposals to acquire or invest in the Company. (See "Background and Reasons for the Reverse Stock Split".) The Cash Consideration offered by the Company for fractional share interests was not determined in arm's length negotiations and therefore does not necessarily reflect the actual market value of the Common Stock. (See "Fairness of the Reverse Stock Split.")


BACKGROUND AND REASONS FOR THE REVERSE STOCK SPLIT

      Following significant operating losses in 1993 through 1996, the Company's management and the Board undertook several restructuring initiatives. These included the sale of the Company's home infusion therapy business in October 1996 and the engagement of outside consultants at that time to significantly reduce overhead and personnel expenses. During the same period, the Company directly, or through its investment advisors, initiated and engaged in discussions with numerous health care services companies to determine if it would be in the best interests of the shareholders for the Company to be acquired by a financial or strategic buyer.

      Throughout most of 1997, the Company engaged in active negotiations and due diligence with several prospective merger candidates which resulted in a publicly announced merger agreement in September of 1997 with Home Health Corporation of America, Inc., a publicly-held home health care company ("HHCA"). At that time, the Company's operations had become profitable for the first time in several years. Following a lengthy and costly process to obtain regulatory and other approvals for the merger, and for reasons unrelated to that process, the merger agreement was mutually terminated by the parties in February 1998.

      In the Spring of 1998, the Company began to experience reductions in sales and margins principally as a result of the impact of the Interim Payment System ("IPS") adopted by Medicare which became effective in 1998. In June 1998, the Company hired Sophia V. Bilinsky as its President and Chief Executive Officer to provide leadership and evaluate alternatives for the Company's future. Over the last three quarters of 1998, the Company took charges to earnings totaling $3.2 million - more than half of which was related to the revision of estimates for earlier period tax audits, retrospectively rated workers compensation, vendor settlements, and Medicare cost report settlements for 1996, with the remaining charges principally for the 1998 IPS liability. By October of 1998, the full impact of IPS was evident on the Company's operating results.

      Based on the projections for 1999, it was clear that the Company would not have enough operating cash to fund its cash requirements and the Company initiated cost reduction measures which were implemented in January 1999. These cost cutting measures were not enough to fund the cash shortfall. During the process of identifying cost reduction opportunities, management identified additional substantial savings available to the Company through terminating its status as a public company. The sum of all cost savings available for 1999 through both operating cost reductions and becoming a private company are still not anticipated to fund the total cash shortfall projected for 1999. The Company's outstanding indebtedness matured on January 4, 1999 and has, to date, been renewed on a monthly basis by the Company's lenders. These lenders have indicated, however, that they would not extend additional funds in order to meet the Company's cash requirements and there is no assurance that they will continue to extend the maturity of the outstanding indebtedness on a monthly basis.

      In the fourth quarter of 1998, the Company also began an active process of seeking additional capital resources and/or strategic alternatives to support its business, including a possible sale of the Company. In January of 1999, the Company received three (3) proposals from independent third parties who had expressed an interest either in an equity investment in, or an acquisition of, the Company. Under all of these proposals, essentially no value was attributed to the Common Stock or the $35.00 Preferred Stock. In each case, the investor or acquirer proposed to assume or repay the Company's outstanding indebtedness (in part or in total) and operate its business, but without the payment of cash or securities to the Company's equity holders. In February of 1999, after the Board determined that such a transaction would be in the best interest of the Company and its shareholders, the Company signed a non-binding letter of intent with one of these third parties, a privately-held home health care company, in order to facilitate further negotiations and due diligence. The total purchase price proposed in the letter of intent was (i) $1.00 for all outstanding of the shares of Common Stock and $35.00 Preferred Stock, and (ii) assumption of all outstanding indebtedness. The Company has complete flexibility to continue to solicit and negotiate with any third parties until a Definitive Agreement is signed. This letter of intent expires on April 30, 1999 and, although the parties continue to discuss and conduct due diligence in connection with a possible transaction, there is no assurance that an acquisition of the Company will be consummated with this or any other party.

SUMMARY OF BOARD MEETING REGARDING THE REVERSE STOCK SPLIT

      The Board of Directors met in person or by telephone on December 17, 1998, February 8, 1999, and February 24, 1999 to discuss the Company's operations and financial condition, its relationship with its lenders, and its strategic alternatives. At the February 24, 1999 Board meeting, during which the Company's outside counsel participated, Ms. Bilinsky, the Company's President and Chief Executive Officer, proposed that the Board consider alternatives to remaining a public company and requested the Company's outside counsel to review possible alternatives. A proposal to convert the Company to private ownership was first considered and voted on by the Board of Directors at its telephonic Board meeting on February 8, 1999, in which all of the Company's directors participated. The Board of Directors made an initial determination that it would be in the best interest of the Company and its shareholders to effect a Reverse Stock Split and deregister the Company's Common Stock under the 1934 Act.

      The principal factor in making the determination to become a private company was the costs of remaining a public company. These costs include legal, auditing, and printing fees, the cost of preparing annual reports on Form 10-K, quarterly reports on Form 10-QSB, current reports on Form 8-K, reports and schedules required to be filed by the Company's officers and directors and proxy solicitation materials. The Company's management is also required to devote substantial time and attention to the preparation and review of these filings, the furnishing of information to stockholders, and to other stockholder matters. The Company has incurred and will continue to incur substantial costs as a result of its status as a public company under the Exchange Act. The Company estimates that it has expended approximately $250,000 per year to comply with the reporting and compliance requirements applicable to public companies.

      An added factor considered by the Board was that, given the Company's activities to find additional equity or a strategic partner for the business, as a private company, the Company would be in a position to minimize the costs associated with consummating a transaction. As a private company, the Board would also have the ability to move significantly more quickly to effect a transaction. The Board believes that given the Company's cash flow deficits, any delay in consummating a transaction, if an agreement were signed, would have a material adverse effect on the Company's operations and financial condition.

      Various methods for taking the Company private were discussed. From a procedural point of view, the Reverse Stock Split would provide an opportunity for the shareholders to receive, in the Board's view, fair value for their shares without incurring any brokerage costs. They determined that privately negotiated or open market purchases would not be feasible because, in all likelihood, it would not be possible, in any reasonable period of time, to purchase a significant number of the shares of the Company's Common Stock to ensure the reduction of the number of the holders of the shares of its Common Stock to less than 300. Finally, they determined that the legal and other transaction costs to implement this alternative would be substantially greater than the costs to implement the Reverse Stock Split

      The Board also considered the following additional factors in determining that the Reverse Stock Split is in the best interests of the Company and its shareholders:

      - The Board of Directors recognized that neither the Company nor its shareholders derive any material benefit from the continued registration of the Company's Common Stock under the Exchange Act. Operating losses in previous years followed by significant recent financial and operational downsizing have prevented the Company and its stockholders from enjoying the benefits that traditionally flow from being a public company. In fact, the going concern opinion issued by the Company's independent public accountants with the Company's 1998 financial statements clearly outlines the potential that the Company, if unable to find enough cost savings and an equity or strategic investor, faces the prospect of filing for judicial protection from its creditors. The Board anticipates that the current situation will prevent for some time any meaningful appreciation in the value of the Company's shares of Common Stock and therefore the Company's ability to access the public markets for capital.

      - There is not currently and will likely not develop in the foreseeable future any significant trading market for the shares of the Company's Common Stock. The Company's Common Stock was traded on the Nasdaq National Market from its initial public offering in 1991 until it was de-listed from this market in mid-1996 for failure to meet the minimum requirements for trading on this market. The Company's Common Stock then began to trade on the Nasdaq Small Cap Market but was de-listed from trading on this market in late 1996 for failing to meet this markets minimum requirements. The Common Stock has traded since only infrequently and sporadically on the OTC Bulletin Board. The Company's Common Stock will not likely qualify in the foreseeable future for re-listing on any national securities exchange or for quotation on an inter-dealer quotation system of a registered national securities association (such as Nasdaq ). See "Price Range of Common Stock and Dividend Policy."

      - A significant number of the Company's shareholders hold less than 1,500 shares. Of approximately 490 shareholders of record, 241 (approximately 49% of the Company's shareholders of record) hold fewer than 1,500 shares of Common Stock. Thus, if for any reason a trading market developed for the Company's Common Stock, stockholders holding less than 1,500 shares would nonetheless have limited opportunities to realize any value for their shares since the sales of their shares would ordinarily involve disproportionately high brokerage commissions.

      At a subsequent Board meeting on February 24, 1999, the terms of a specific proposal for a Reverse Stock Split were outlined. It was proposed that the Board of Directors approve a Certificate of Amendment to the Company's Certificate of Incorporation providing for the 1,500-for-one Reverse Stock Split of the Company's Common Stock and that such Certificate of Amendment be placed on the agenda for consideration of the shareholders at the Company's Annual Meeting. If the stockholders approved this proposal, then every 1,500 shares of Common Stock would automatically be converted into one share of Common Stock; no fractional shares of Common Stock would be issued in the Reverse Stock Split and consequently any shareholder whose ownership would include or consist of less than one share of Common Stock (the "Fractional Stockholders") would instead receive cash in lieu of the issuance of one share of Common Stock. On the effectiveness of the Reserve Stock Split, the Fractional Shareholders whose ownership prior to the Reverse Stock Split constituted less than 1,500 shares of Common Stock would no longer have any continuing interest as stockholders in the Company. Pursuant to Section 15(d) of the Exchange Act, the Company's obligation to file reports would be suspended and the registration of the shares of Common Stock would be eligible for termination under Section 12(g)(4) of the Exchange Act.

      From a financial point of view, the Board believed that the amount proposed to be paid for their fractional shares of Common Stock (the "Cash Consideration") would be fair to the shareholders. In determining the price to be paid for fractional shares, the Board considered (i) that the valuation methodology was the same as that which is used in calculating the value of the dividend payable on a quarterly basis to the holders of the $35.00 Preferred Stock in shares of Common Stock, pursuant to the Company's Restated Certificate of Incorporation, and (ii) that the nominal value ascribed to the Common Stock and the $35.00 Preferred Stock by the three (3) proposals received from independent third parties who had expressed a desire to either invest in the Company or to acquire the Company.

      The cost to the Company of paying the Cash Consideration for fractional shares, however, would not be significant and would be outweighed by the cost savings of becoming a private company.

      The Board of Directors then discussed each of the aspects of the proposal:

      The potential detriments of becoming a private company and/or the Reverse Stock Split methodology considered by the Board included the following:

      - If the Reverse Stock Split is approved, _____ shareholders, owning in the aggregate __________ shares of Common Stock, would cease to be shareholders of the Company and thereby will not participate in any future savings from avoiding the costs of being a public company.

      - If the Reverse Stock Split is approved, __________ shareholders, owning in the aggregate __________ shares of Common Stock, will continue as minority shareholders and consequently will not, either singly or by aggregating their shares, be able to elect any members of the Company's Board of Directors, and therefore will not be able to affect decisions regarding the Company's management and policies, including but not limited to compensation policy, dividend policy, merger and/or acquisition strategies, and sale of the Company and/or its assets.

      - If the Reverse Stock Split is approved, the Company will elect to become a private company by applying for termination of the registration of its shares of Common Stock under the Exchange Act. Consequently, management believes that the ability of post-Reverse Stock Split shareholders to locate broker/dealers willing to enter quotations for the Company's common stock and/or effectuate trades therein may be severely curtailed. As a result, it is management's belief that the only realistic way for continuing shareholders to realize upon their equity ownership in the Company would be privately-negotiated transactions, a corporate redemption and/or liquidation or management's ability to locate one or more third-party purchasers for the company's assets or common stock.

      - The Company and Board of Directors did not obtain any report, opinion, or appraisal from an outside party with respect to the Reverse Stock Split, including any report, opinion, or appraisal with respect to the fairness of the Reverse Stock Split from a financial or procedural point of view to the Company, to any affiliate of the Company, or to any unaffiliated stockholders of the Company. The Board of Directors determined that the cost and expense to retain such representative or to prepare such report, opinion, or appraisal were not warranted in light of (i) the fact that the Company was paying the Fractional Shareholders based on the same valuation methodology used in calculating the Common Stock dividends paid in Common Stock to the holders of the $35.00 Preferred Stock,
            (ii) the terms of three (3) independent, arms length proposals for the Company which provided for consideration to the Common and $35.00 Preferred Shareholders of less than the Cash Consideration, and (iii) the relatively high cost and expense required to obtain such report, opinion or appraisal when compared to the low value of the Company's net assets.

      - The Board of Directors did not retain a non-affiliate representative to act solely on behalf of non-affiliated shareholders for purposes of negotiating the terms of the Reverse Stock Split or preparing a report with respect to the fairness of the Reverse Stock Split.

      - The Board of Directors did not structure the Reverse Stock Split to require the approval of at least a majority of the Company's nonaffiliated shareholders. In this regard, the Company's affiliated shareholders have indicated that they will vote their shares for the Reverse Stock Split. Consequently, a majority of the total issued and outstanding common stock of the Company entitled to vote for the Reverse Stock Split will be cast in favor and thus the Reverse Stock Split will be approved even if all of the nonaffiliates shareholders of the Company vote their shares against the Reverse Stock Split.

      - Under the New York General Corporation Law, no appraisal rights exist with respect to the Reverse Stock Split and the Company is not voluntarily according dissenting shareholders such rights.

      - Shareholders owning whole shares, rather than fractions of a share, after the Reverse Stock Split will not be entitled to receive any cash payment.

      As a result, the Board at a special meeting on April 26, 1999 concluded that the Cash Consideration and the Reverse Stock Split would be fair to the shareholders from a procedural and financial point of view and in the best interests of the Company. The Board of Directors concurred with the proposal that the Company consider going private at this time and the reasons for such proposal.


FAIRNESS OF THE REVERSE STOCK SPLIT

      The Board of Directors, at the meetings of the Board of Directors on February 24, 1999, and April 26, 1999, considered the fairness of the proposed one-for-1,500 Reverse Stock Split of the Company's Common Stock. The Board of Directors unanimously concluded that the Reverse Stock Split, both from a financial and procedural point of view, is fair to, and in the best interests of, both the Company and the stockholders including the Fractional Stockholders. The Board unanimously approved the Reverse Stock Split, directed that it be placed on the agenda of the Annual Meeting for consideration, and recommended that the shareholders vote for the Reverse Stock Split at such meeting.

      The Board of Directors, as a part of their determination of the Cash Consideration and the fairness of the Reverse Stock Split considered certain specified factors. They considered the current book value of the net assets of the Company, the historical and current market prices for the shares of Common Stock, the Company's going concern value, the $11,500,000 liquidation preference attributable to the $35.00 Preferred Stock, the obligation of the Company to pay dividends on the $35.00 Preferred Stock and the trading volume of the shares of Common Stock of the Company during the years ended December 31, 1996, 1997 and 1998. In particular, the Board noted the dilutive effect on the value of the Common Stock caused by the Company's dividend obligation to the holders of the $35.00 Preferred Stock. The Company is obligated to pay a dividend, at the rate of 6% per annum (or approximately $172,000 per quarter), on its $35.00 Preferred Stock, either in cash or in shares of Common Stock valued quarterly at an average market price over a 20 trading day period. Due to restrictions imposed by its lenders, the Company has paid, and will continue to pay, these dividends in shares of Common Stock. This obligation resulted in the issuance of approximately 5,700,000 shares of Common Stock following the quarter ended December 31, 1998 and 20,000,000 shares following the quarter ended March 31, 1999.

      The Board of Directors considered that the book value of the Company's net assets and the historical and current market prices for the shares of Common Stock were the best and most realistic and reliable indications of the fair market value of the Company's shares of Common Stock for purposes of their determination of the amount of the proposed Cash Consideration and their analysis of the fairness of the Reverse Stock Split to the Fractional Stockholders.

      The Board of Directors concluded on the basis of all of the factors considered that the Cash Consideration reflects the Company's fair value and, for this reason, that the Reverse Stock Split is fair to the Fractional Stockholders from a financial point of view.

      The Board of Directors likewise concluded that the Reverse Stock Split is fair to the Fractional Stockholders from a procedural point of view. They reiterated that, in the determination of the amount of the Cash Consideration and in their evaluation of the fairness of the Reverse Stock Split from a financial point of view, they had relied on non-affiliated third party negotiated proposals and on a valuation methodology negotiated and agreed upon in connection with the $35.00 Preferred Stock financing in 1995. Second, they noted that the Reverse Stock Split, given the lack of a market of consequence for the Company's shares of Common Stock, afforded stockholders a one time opportunity to receive, in the view of the Board of Directors, fair value for their shares. Third, the Reverse Stock Split constituted the most expeditious, efficient, cost effective and fairest method to convert the Company from a reporting

\company to a privately held non-reporting company in comparison to other alternatives considered by them

      The Board of Directors did not assign any weight to a specified factor if, in their view, such factor did not assist them in their determination either of the Cash Consideration or the fairness of the Reverse Stock Split. If any factor assisted them in their determination, they also did not assign a relative weight to such factor and did not make a determination as to why any particular factor, as a result of the deliberations by them, should be assigned any weight.




INTEREST OF CERTAIN PERSONS IN THE REVERSE STOCK SPLIT; CONFLICTS OF INTEREST

      As of the date of this Proxy Statement, [22,843,790] shares of Common Stock, representing approximately [58] % of the Company's issued and outstanding shares of Common Stock (including shares of $35.00 Preferred Stock on an as converted basis) are held by affiliated shareholders. If the Reverse Stock Split is effectuated, these individuals will beneficially own an aggregate of [15,229] shares of the Common Stock, representing approximately ______ of the Company's issued and outstanding shares of Common Stock (including shares of $35.00 Preferred Stock on an as converted basis). These directors' ownership in the Company will effectively increase. Each of Messrs. Gunn, Huffard and Raslan, all of whom own Common Stock and/or $35.00 Preferred Stock, was present and voted at the meetings of the Board of Directors at which the Reverse Stock Split was considered and approved. The Board of Directors was aware of these potential and actual conflicts of interest but concluded that, despite these conflicts, the Reverse Stock Split is, fair to the Company and its shareholders.

      The Board of Directors of the Company did not retain an unaffiliated representative to act solely on behalf of unaffiliated stockholders for the purpose of negotiating the terms of the Reverse Stock Split or for the purpose of preparing a report with respect to the fairness of the Reverse Stock Split. The Board of Directors determined that the cost and expense to retain such representative or to prepare such report were not warranted in light of (i) the expected Cash Consideration to be paid to the Fractional Stockholders pursuant to the Reverse Stock Split, and (ii) the relatively low value of the Company's net assets when compared to the cost and expense required to obtain such report, opinion or appraisal. The Board of Directors also did not appoint an independent committee of the Board of Directors to review the fairness of the Reverse Stock Split.


STRUCTURE AND PAYMENT OF CASH CONSIDERATION

      If the Reverse Stock Split is approved by the shareholders at the Annual Meeting, the Company expects to file a Certificate of Amendment to the Company's Restated Certificate of Incorporation with the Secretary of State of the State of New York. The form of the Certificate of Amendment is attached as Exhibit A to this Proxy Statement.

      Pursuant to the terms of the Certificate of Amendment, on the effective date of filing, each 1,500 shares of the Company's Common Stock issued and outstanding immediately prior to the effective date will be automatically converted into one share of the Company's Common Stock.

      The Board of Directors has determined to make a cash payment in lieu of the issuance of fractional shares. Consequently, a cash payment of $0.014 times each fraction of a share resulting from such one-for-1,500 Reverse Stock Split will be made, in lieu of the issuance of any fractional shares, to those shareholders who, after the Reverse Stock Split, own a fractional share of Common Stock. SHAREHOLDERS HOLDING WHOLE SHARES, RATHER THAN FRACTIONS, AFTER THE CONSUMMATION OF THE REVERSE STOCK SPLIT WILL NOT BE ENTITLED TO RECEIVE CASH IN LIEU OF THOSE WHOLE SHARES.


PLANS FOR THE COMPANY AFTER THE REVERSE STOCK SPLIT

      Once the Reverse Stock Split is effected, the Company will file an application with the Securities and Exchange Committee to de-register the Company's Common Stock. Once de-registered, the Company's management will move aggressively to reduce all expenses incurred as a result of maintaining public status. Such expense reductions will however, not be enough to eliminate the Company's cash deficit. Additionally, the Company will continue its due diligence efforts with the prospective buyer it has identified while continuing the process of identifying, soliciting and working with other third parties to obtain a proposal on more favorable terms to the Company's shareholders.


CERTAIN EFFECTS OF THE REVERSE STOCK SPLIT

      If the Reverse Stock Split is approved by the vote of a majority of the outstanding shares of Common Stock, the interest of shareholders of Common Stock in terms of both dollar amounts and percentages will change. Each share of Common Stock owned by the Fractional Stockholders which would upon conversion represent a fractional share of Common Stock will be automatically converted into the right to receive from the Company, in lieu of fractional shares of Common Stock, cash in the amount of $0.014 for each share of Common Stock. The Fractional Stockholders owning less than 1,500 shares of Common Stock will cease to be stockholders or to have any equity interest in the Company and, therefore, will not share in its future earnings and growth, if any, and will not have any right to vote on any corporate matter.

      The shares of Common Stock are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the SEC if the Company has fewer than 300 record holders of the shares or fewer than 500 stockholders and less than $10,000,000 in assets as of the end of three consecutive fiscal years. The Company currently intends to make an application for termination of registration of the shares of Common Stock as promptly as possible after filing the Certificate of Amendment. Termination of registration of the shares of Common Stock under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy or information statement in connection with stockholder meetings pursuant to Section 14(a) of the Exchange Act (including a proxy statement with respect to any sale of the Company), and the requirements of Rule 13e-3 promulgated by the SEC under the Exchange Act with respect to "going private" transactions, no longer applicable to the Company. Termination of the registration of the shares of the Common Stock would also deprive "affiliates" of the Company and persons holding "restricted securities" of the Company of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. Such termination of registration shall cause all shares of Common Stock to be restricted.

      If the Reverse Stock Split is approved and, as contemplated the shares of Common Stock are deregistered under the Exchange Act, there will not be any market for the outstanding shares of the Company's Common Stock.


CERTAIN FEDERAL INCOME TAX CONSEQUENCES

      The payment for fractional shares for the Company's Common Stock pursuant to the Reverse Stock Split is expected to be a fully taxable transaction. Accordingly, each exchanging shareholder will recognize gain or loss for federal income tax purposes measured by the difference between such shareholder's basis in the Shares exchanged and the cash received by the Shareholder for the fractional shares. Such gain or loss will be capital gain or loss if the Shares were held as a capital asset. All shareholders are urged to consult with their own tax advisors as to the tax consequences of the Reverse Stock Split.


SOURCE AND AMOUNT OF FUNDS FOR AND EXPENSES OF THE REVERSE STOCK SPLIT

      Estimated fees and expenses incurred or to be incurred by the Company in connection with the Reverse Stock Split are approximately as follows:

Item                                                         Approximate Amount
Payment of Cash Consideration.............................      $  100,000
Legal Fees................................................          15,000
Cost of New Stock Certificates............................           5,000
Filing Fees...............................................              60
Printing and Mailing Expenses.............................           5,000
Miscellaneous Expenses....................................           1,500
                                                                ----------
              Total                                             $  126,560
                                                                ----------


The Company has paid or will be responsible for paying all of such expenses. It will pay such expenses (including the Cash Consideration payments) from funds provided, on a month-to-month basis, under its credit facility.


EXCHANGE OF SHARES AND PAYMENT IN LIEU OF ISSUANCE OF FRACTIONAL SHARES

      Within ten days after the Effective Date, the Company will mail to the Fractional Stockholders a notice of the filing of the Certificate of Amendment (the "Notice of Filing") and a letter of transmittal (the "Letter of Transmittal") containing instructions with respect to the submission of shares of Common Stock to the Company. Fractional Stockholders will be entitled to receive and the Company will be obligated to make payment of, cash in lieu of fractional shares of Common Stock only by transmitting stock certificate(s) for shares of Common Stock to the Company, together with the properly executed and completed Letter of Transmittal and such evidence of ownership of such shares as the Company may require.

SHAREHOLDER APPROVAL

      The affirmative vote of the holders of a majority of the aggregate voting power of the Company's Common Stock and $35.00 Preferred Stock represented and voting at the meeting is required to approve the Reverse Stock Split.


RECOMMENDATIONS OF THE BOARD OF DIRECTORS

      The Board of Directors unanimously concluded that, on the basis of the factors discussed below, the Reverse Stock Split, both from a procedural and financial point of view, is fair to the Company and its shareholders. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE REVERSE STOCK SPLIT.

               PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY


      The Company 's Common Stock is traded on the OTC Bulletin Board under the symbol "USHO." The following table presents the quarterly high and low bid quotations, as reported by on-line services monitoring the OTC Bulletin Board, for 1997, 1998 and the first quarter of 1999. These quotations reflect the inter-dealer prices, without retain mark-up, markdown or commission and may not necessarily represent actual transactions.

                              1999                   1998                                    1997
                              ----                   ----                                    ----
                       HIGH         LOW         HIGH          LOW                      HIGH         LOW
First Quarter         $0.03        $0.00        $0.94        $0.28                    $1.375       $0.688
Second Quarter                                  $0.53        $0.28                    $1.375       $0.969
Third Quarter                                   $0.50        $0.34                    $1.531       $0.938
Fourth Quarter                                  $0.42        $0.02                    $1.531       $0.9065

      On April 23, 1999 the last reported sales price for the Company's Common Stock on the OTC Bulletin Board was $0.035 per share.


      The Company has never declared or paid any cash dividends on its capital stock. In addition, the Company's revolving line of credit prohibits the payment of cash dividends on the Company's capital stock without prior consent. The Company does not anticipate being able to pay any cash dividends in the foreseeable future. The Company pays dividends on its outstanding $35.00 Preferred Stock through the issuance of shares of Common Stock.

                              SHAREHOLDER PROPOSALS


      In accordance with regulations issued by the Securities and Exchange Commission, shareholder proposals intended for presentation at the 2000 Annual Meeting of Shareholders must be received by the

Secretary of the Company no later than January 7, 2000, if such proposals are to be considered for inclusion in the Company's Proxy Statement. In accordance with the Company's By-Laws, shareholder proposals intended for presentation at the Annual Meeting of Shareholders that are not intended to be considered for inclusion in the Company's Proxy Statement must be received by the Secretary of the Company no earlier than March 24, 2000 and no later than April 17, 2000.

                                  OTHER MATTERS


      Management knows of no matters that are to be presented for action at the Annual Meeting other than those set forth above. If any other matters properly come before the Annual Meeting, the persons named in the enclosed form of proxy will vote the shares represented by proxies in accordance with their best judgment on such matters.

      Proxies will be solicited by mail and may also be solicited in person or by telephone by some regular employees of the Company. The Company may also consider the engagement of a proxy solicitation firm. Costs of the solicitation will be borne by the Company.



                                       By Order of the Board



                                       Sophia V. Bilinsky
                                       President and Chief Executive Officer



Two Hartford Square West
Hartford, Connecticut 06106
__________ ___, 1999

      P
      R
      O
      X
      Y

                            U.S. HOMECARE CORPORATION
                            TWO HARTFORD SQUARE WEST
                           HARTFORD, CONNECTICUT 06106


      Jay C. Huffard, Sophia V. Bilinsky, or either of them, are hereby authorized, with full power of substitution, to represent and to vote the stock of the undersigned at the Annual Meeting of Shareholders of the Company to be held on June 21, 1999, or at any adjournment of such meeting, upon such business as may properly come before the meeting, including the following items as set forth in the Proxy Statement:

            Item 1.  Election of four (4) Directors


            1. Jay C. Huffard        2. John R. Gunn       3. Shawkat Raslan

            4. Sophia V. Bilinsky

            Item 2.  Approval of the Reverse Stock Split.

            PLEASE MARK, SIGN AND DATE THIS PROXY WHERE INDICATED AND RETURN IT
               PROMPTLY IN THE ENCLOSED ENVELOPE.







                                                          ----------------------

                                                                     SEE REVERSE
                                                                            SIDE

                                                          ----------------------

[X]   PLEASE MARK YOUR
      VOTES AS IN THIS
      EXAMPLE.


      THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS AND WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS AND FOR THE APPROVAL OF THE REVERSE STOCK SPLIT.


1.    Election of           FOR       WITHHELD
      Directors             [ ]         [ ]
      (see reverse)

      For, except vote withheld from the following nominee(s):


2.    Approval of the Reverse Stock Split.

      FOR         AGAINST           WITHHELD
      [ ]           [ ]               [ ]


         IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.


      Please sign name(s) exactly as printed hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, sign in full corporate name by President or other authorized officer. If a partnership, sign in partnership name by authorized person.



SIGNATURE(S)                              DATE

                                                                       EXHIBIT A



                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                            U.S. HOMECARE CORPORATION


                Under Section 805 of the Business Corporation Law


            WE, THE UNDERSIGNED, SOPHIA BILINSKY and JAY C. HUFFARD, being, respectively, the President and Chairman of the Board of U.S. HomeCare Corporation, do hereby certify:

            1. The name of the Corporation is U.S. HomeCare Corporation (the "Corporation").

            2. The original certificate of incorporation of said Corporation was filed by the Department of State, State of New York, on March 22, 1976, and its restated certificate of incorporation was filed by the Department of State on March 10, 1989, and was further amended on March 19, 1993, August 25, 1994, January 5, 1995 and June 20, 1996.

            3. The Certificate of Incorporation of said Corporation, as heretofore restated and amended, is hereby further amended to effect the following changes authorized by the Business Corporation Law.

            4. The Corporation presently has 40,000,000 authorized shares of common stock of the par value of $.01 per share (the "Common Stock") and is effecting a 1-for-1,500 reverse split of its outstanding shares of common stock. There will be no reduction in the number of shares of authorized common stock or authorized preferred stock.

            Therefore, the Certificate of Incorporation is hereby amended by amending the first paragraph of Article IV to read in its entirety as follows:

                  "The aggregate number of shares which the Corporation shall have authority to issue is 40,000,000 shares of common stock of the par value of $.01 per share (the "Common Stock"), and 5,000,000 shares of preferred stock of the par value of $1.00 per share. At the filing of this Amendment, each outstanding share of Common Stock shall become one-fifteen hundredth (1/1,500) share of Common Stock, so that after the filing of this Certificate of Amendment, each holder of Common Stock of the Corporation shall be deemed to hold one share of Common Stock for every 1,500 shares of Common Stock held by such holder prior to the filing, with any fractional shares converted into the right to receive from the Corporation, in lieu of fractional shares, cash in the amount of $.014 times the fraction of a share that such holder otherwise would have received."

            6. As of the date of approval of this Certificate of Amendment, there were [39,443,639] shares of Common Stock of the par value of $.01 per share issued and outstanding and [556,361] shares of Common Stock of the par value of $.01 per share authorized but unissued. Following the filing of this Certificate of Amendment, there will be [-------------] shares of Common Stock of the par value of $.01 per share issued and outstanding and [----------] shares of Common Stock of the par value $.01 authorized but unissued.

            7. This Certificate of Amendment to the Corporation's Certificate of Incorporation was authorized pursuant to Section 803(a) of the Business Corporation Law, by vote of the Board of Directors of the Corporation, followed by vote of at least a majority of all outstanding shares of the Corporation entitled to vote thereon at a meeting of shareholders.


            IN WITNESS WHEREOF, this certificate has been signed and the truth of the statements therein affirmed under penalty of perjury, on this ____ day of ______, 1999.



                                          -------------------------
                                          Sophia Bilinsky
                                          President


                                          -------------------------
                                          Jay C. Huffard
                                          Chairman of the Board



                                       2